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EXHIBIT 3

                        Consolidated Cigar Corporation
                           5900 North Andrews Avenue
                                  10th Floor
                      Fort Lauderdale, Florida 33309-2369


                                                                October 20, 1998


VIA FAX: 01133145 566283
------------------------

Mr. Charles Leveau
Executive Vice President
Seita
53 Quai d'Orsay
75347
France

Gentlemen:

        You have expressed an interest in exploring a possible transaction (the "Possible Transaction") concerning Consolidated Cigar Corporation (the "Company") and have requested that the Company furnish to you certain information relating to its business, operations, financial condition and assets. As a condition to the receipt of such information, you agree, as set forth below, to treat any information concerning the Company or any affiliate thereof (irrespective of the source of such information and whether such information and whether such information is furnished in writing, orally or otherwise) which is furnished to you or your officers, employees, directors, affiliates, representatives (including, without limitation financial advisors, attorneys and accountants) or agents (collectively, "Representatives"), whether before, on or after the date of this letter agreement (collectively referred to as the "Evaluation Material"), in accordance with the provisions of this letter agreement and to abide by the other provisions hereof.

        The term "Evaluation Material" shall include all reports, notes, analyses, compilations, studies, interpretations or other documents or records prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives which contain, reflect or are based pursuant hereto regardless of whether such information is specifically identified as "confidential." The term "Evaluation Material" shall not include information which can demonstrate
(i) is or becomes generally available to the public other than as a result

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of a disclosure by you or your Representatives, (ii) was within your possession on a non-confidential basis prior to its being furnished hereunder to you by or on behalf of the Company, or (iii) is or becomes known or available to you on a non-confidential basis from a source other than the Company or any of its representatives.

     You agree that you shall use the Evaluation Material solely for the purpose of evaluating the Possible Transaction, that the Evaluation Material will be kept strictly confidential, that in all events the Evaluation Material will not be used by you in any way detrimental to the Company, and that you will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may disclose the Evaluation Material to your Representatives only if and to the extent that such Representatives need to know the contents of such Evaluation Material for the purpose of evaluating the Possible Transaction, provided that such Representatives are informed of the confidential nature of the Evaluation Material and agree to keep the Evaluation Material and all information relating to the Possible Transaction confidential, and (ii) you may disclose such information to any person with respect to whom the Company gives its prior written consent. You further agree that (i) you will be liable for any breach of the terms of this letter agreement by your Representatives and (ii) you will, at your sole expense, take all reasonable measures to restrain your Representatives from any disclosure or use of the Evaluation Material that is prohibited (or not authorized) hereby, if such potential disclosure of use comes to your attention.

     You understand and agree that neither the Company nor any of its representatives (i) has made or makes any representation or warranty, express or implied, as to the accuracy or completeness or any of the Evaluation Material or
(ii) shall have any liability to you, your stockholders or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations and warranties contained in a definitive agreement, when, as and if executed, with respect to the Possible Transaction will have any legal effect. Unless and until a definitive agreement (excluding any letter or intent or other preliminary written agreement or any written or oral acceptance of an offer or bid) with respect to the Possible Transaction has been executed and delivered by the parties, neither party will be under any legal obligation of any kind whatsoever by virtue of this letter agreement or any other unilateral written or oral expression with respect to the Possible Transaction, except for the matters specifically agreed to herein.

     Subject to the following paragraph, without the prior written consent of the Company, neither you nor your Representatives will disclose to any person any information regarding a Possible Transaction or any information relating in any way to the Evaluation Material, including, without limitation (i) the fact that discussions or negotiations are taking place concerning a Possible Transaction, including the

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status thereof or the termination of discussions or negotiations with the
Company, (ii) any of the terms, conditions or other facts with respect to any such Possible Transaction or of your consideration of a Possible Transaction or
(iii) that this agreement exists, that Evaluation Material has been made available or any opinion or view with respect to the Company or the Evaluation Material. The term "person" as used in this letter agreement shall include, without limitation, any corporation, company, partnership, group, individual, governmental agency, stock exchange or other entity.

     In the event that you or any of your Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any discussion relating to the potential transaction, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement, and you shall cooperate with the Company in pursuing any such course of action. In the event such protective order or other remedy or waiver by the Company is not obtained and you or any of your Representatives is legally compelled to disclose Evaluation Material or any discussion relating to the potential transaction then your Party or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or any discussion relating to the potential transaction which your counsel advises you is legally required to be disclosed, provided that you exercise good faith efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company's efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

     You understand and agree that, in connection with its review of Evaluation Material, all (i) communications regarding the Possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or meetings with management and (iv) discussions or questions regarding procedures, shall be submitted or directed exclusively to the undersigned representative of the Company or the legal and financial advisors identified by the Company, and that neither you nor your Representatives shall initiate or cause to be initiated any communication with any other representative of the Company concerning the Evaluation Material.

     Without the prior consent of the Company, for a period of two years from the date of this letter agreement, neither you nor any of your Representatives who are aware of the Evaluation Material and/or the Possible Transaction will, directly or indirectly, solicit for employment or hire any person who is an employee of the Company or initiate, participate in or contribute to any interference with the Company's relationship with its employees. The placing of an advertisement of a

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position of employment by you to members of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this paragraph, provided that neither you nor any of your Representatives encourages or advises such agency to approach any employee of the Company with whom you or your Representatives had contact. Likewise, dealing with an employee of the Company who first solicits employment from you or your Representatives shall not constitute a breach of this paragraph so long as you or your Representative did not direct or encourage the solicitation.

     If at any time you decide that you do not wish to proceed with the Possible Transaction, you will promptly inform the Company of that decision. In such case, you will promptly deliver to the Company all documents and other tangible Evaluation Material (and all copies thereof) furnished to you or your Representatives pursuant hereto. In addition, all other Evaluation Material prepared by you or your Representatives shall be destroyed, and not copy thereof shall be retained by you or your Representatives except as may be required by law and except that your counsel may retain one copy thereof. In connection therewith, you shall cause one of your officers to certify promptly in writing to the Company that such return and destruction have been completed. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder.

     You are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably forseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

     You understand and agree that monetary damages would not be an adequate remedy for any breach or threatened breach of this letter agreement, and that, in addition to all other remedies to which the Company would be entitled at law or in equity, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach.

     You hereby submit to the non-exclusive jurisdiction of any state or Federal court sitting in New York over any suit, action or proceeding arising out of or relating to this letter agreement. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process for any action, suit or proceeding brought against you in any such court.

     All modifications or, waiver of and amendments to this letter agreement or any part hereof must be in writing signed on behalf of each of the parties. No

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failure or delay by the Company in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

     In the event that any provision or portion of this letter agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

     Your obligation to keep the Evaluation Material confidential as provided in this letter will survive for a period of three years from the date hereof.

     This letter agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, between the parties with respect thereto.

     This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement.

                                      Very truly yours,

                                      CONSOLIDATED CIGAR CORPORATION


                                     By: /s/ Theo W. Folz
                                        ----------------------------------
                                     Name: Theo W. Folz
                                     Title: Chairman of the Board of Directors,
                                     President and Chief Executive Officer


Agreed to and accepted:

SEITA


By: /s/ Charles Lebeau
   ---------------------------
Name: Charles Lebeau

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Title: Executive Vice President







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